EXHIBIT 10.1

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT
This SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment"), dated as of November 13, 2015 (the "Effective Date"), is by and among Fox Factory, Inc., a California corporation ("Fox"), RFE Holding (Canada) Corp., a corporation organized under the laws of British Columbia ("CA Buyer"), RFE Holding (US) Corp., a Delaware corporation ("US Buyer"), Fox Factory IP Holding Corp., an exempted company incorporated under the laws of the Cayman Islands ("KY Buyer" and together with the Fox, CA Buyer and US Buyer, each individually a "Buyer" and collectively the "Buyers"), 1021039 B.C. Ltd., a corporation amalgamated under the laws of British Columbia ("CA Seller"), and Easton Cycling (USA), Inc., a Delaware corporation ("US Seller" and together with CA Seller, each individually a "Seller" and collectively the "Sellers"). Each of Buyers and Sellers are sometimes individually referred to herein as a "Party" and collectively as the "Parties".
W I T N E S S E T H :
WHEREAS, the Parties are party to that certain Asset Purchase Agreement dated as of December 5, 2014, as amended by that certain letter agreement dated March 10, 2015 (the "Purchase Agreement");
WHEREAS, the Parties acknowledge and agree that the 2015 earn-out amount has been earned and is equal to $9,000,000 and the 2016 earn-out amount is hereby deemed to have been earned, subject to certain forfeiture restrictions contained herein, and is equal to $10,500,000; and
WHEREAS, in accordance with Section 12.13 of the Purchase Agreement, the Parties have determined to amend the Purchase Agreement as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Definitions. Certain capitalized words and phrases used herein and not otherwise defined have the meanings set forth or referenced in the Purchase Agreement.
2.    Amendments.
(a)    Section 1.2 of the Purchase Agreement is hereby amended by deleting the following rows:

"2015 Earn-Out"	2.10(a)
"2015 Actual EBITDA"	2.10(a)
"2015 EBITDA Maximum"	2.10(d)
"2015 EBITDA Minimum"	2.10(b)
"2015 EBITDA Threshold"	2.10(c)
"2016 Earn-Out"	2.10(a)
"2016 Actual EBITDA"	2.10(a)
"2016 EBITDA Maximum"	2.10(d)
"2016 EBITDA Minimum"	2.10(b)

"2016 EBITDA Threshold"	2.10(c)
"Amount in Controversy"	2.10(j)
"Arbitration Panel"	2.10(j)(ii)
"Audited EBITDA Statement"	2.10(h)
"Breach Acceleration Payment"	7.13(e)
"Earn-Out Period"	7.13(b)
"EBITDA Statement"	2.10(h)
"Electing Party's Earn-Out Statement"	2.10(j)
"Installment Sale Payment"	2.10(n)(i)
(b)Section 1.2 of the Purchase Agreement is hereby further amended by inserting the following rows in their appropriate alphabetical order:

"2015 Max Earn-Out Amount"	2.10(a)
"2016 Max Earn-Out Amount"	2.10(a)
(c)Section 2.3 of the Purchase Agreement is hereby amended by deleting the phrase "if earned" and replacing such phrase with "if payable."
(d)    Section 2.10 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
"2.10    Earn-Out.
(a)    Subject to Section 7.13, Article 8 and the terms and conditions set forth in this Section 2.10, Buyers will pay to (i) CA Seller, on behalf of the Sellers, the 2015 Max Earn-Out Amount within five (5) Business Days after April 1, 2016 and (ii) CA Seller, on behalf of the Sellers, the 2016 Max Earn-Out Amount within five (5) Business Days after April 1, 2017 (collectively, the "Earn-Out Amounts"). For purposes hereof, "2015 Max Earn-Out Amount" shall mean $9,000,000, "2016 Max Earn-Out Amount" shall mean $10,500,000.
(b)    Buyers shall have the right to withhold and set off against any amount due to be paid pursuant to this Section 2.10 the amount of any Damages to which any Buyer Indemnified Persons may be entitled under Article 8 hereof and which (for greater certainty) have been finally determined by a court of competent jurisdiction or mutually agreed between the Buyer Representative and the Seller Representative.
(c)    The Earn-Out Amounts will be allocated to goodwill in a manner consistent with the Tax Purchase Price Allocation in Section 2.5 and paid by the applicable Buyer to the appropriate Seller.
(d)    U.S. Tax Treatment of Earn-Out.
(i)    US Buyer and US Seller agree that the sale and purchase of the Acquired Assets pursuant to the terms of this Agreement represents a contingent payment sale with a stated maximum selling price as contemplated by Treasury Regulations Sections 15A.453-1(c)(1) - (2). As a result, any payment of the Earn-Out Amounts allocable to the Acquired Assets purchased by the US Buyer (each an "Installment Sale Payment") will constitute an installment sale for purposes of Code Section 453.
(ii)    In calculating the portion of each Installment Sale Payment that constitutes interest, each Buyer and each Seller agree that each applicable Buyer shall impute interest to the Installment Sale Payment by applying the mid-term applicable federal rate, as determined by Code Section 1274(d), for interest compounding annually for the month in which the Closing Date occurs, and shall in writing inform Seller Representative of the amount of the imputed interest in each tax year.
(iii)    Each Buyer and each Seller agree that, for United States federal income tax purposes, each Installment Sale Payment shall be treated as additional purchase price paid to or on account of such Seller for the Acquired Assets except to the extent a portion of an Installment Sale Payment constitutes interest for United States tax purposes pursuant to this Section 2.10(d).
(e)    Canadian Tax Treatment of Earn-Out. Earn-Out Amounts allocated to the Acquired Assets purchased by the CA Seller will be taxed in accordance with the provisions of the ITA. To the extent any Earn-Out Amounts are subject to Canadian withholding tax under the ITA, subject to a reduction in the applicable rate of withholding tax under the Canada-U.S. Income Tax Convention, such withholding tax will be withheld from such Earn-Out Amounts and remitted to the Canadian government.
(f)    Forfeiture of Earn-Out Amounts. If Chris Tutton's employment with RFE Holding (Canada) Corp. is (i) terminated for Just Cause (as such term is defined in his Employment Agreement), or (ii) if Mr. Tutton terminates his employment without Good Reason (as such term is defined in his Employment Agreement), then Sellers shall forfeit all rights to the 2015 Max Earn-Out Amount and the 2016 Max Earn-Out Amount to the extent such amounts are not yet due. The Sellers will not forfeit any rights to the 2015 Max Earn-Out Amount or the 2016 Max Earn-Out Amount by reason of Mr. Tutton's (i) death or (ii) his disability or incapacitation."
(e)    Section 7.13 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
"7.13    Operation of the Business.
(a)    In General. Subject to the terms of this Section 7.13 and Section 7.15, Buyers shall have sole discretion with regard to all matters relating to the operation of the Business following the Closing. For the avoidance of doubt, in no event shall any Buyer be obligated to:
(i)    operate the Business as a standalone business of such Buyer in accordance with sound business practices;
(ii)    maintain separate books and records for the Business and any additional books and records necessary to calculate EBITDA of the Business and the other components thereof, including the calculation of EBITDA attributable to RF Canada and Easton Canada separately; and
(iii)    allow the Business to retain working capital sufficient to satisfy the reasonable business needs of the Business consistent with the operation of the Business by Sellers prior to Closing.
Furthermore, nothing herein shall prevent any Buyer from making a material modification to the Business or its operations (including taking any action that would reasonably be expected to result in the diversion of any material portion of the customers or business of the Business away from the Business, whether by the transfer of any customer contract to Related Persons of Buyer or otherwise).
(b)    Acceleration Payments upon Change of Control. Without the prior consent of Seller Representative (but subject to the last sentence of this paragraph), promptly upon the consummation of (A) the sale, lease, exchange or other transfer of substantially all of the Acquired Assets (on an aggregate basis and in one transaction or in a series of related transactions) to a person or entity that is not controlled, directly or indirectly, by Buyer Guarantor, (B) a direct or indirect (whether by the sale of stock or merger of a Related Person, or otherwise) sale, exchange, or other transfer of more than 50% of the capital stock of Buyers (excluding Fox) (on an aggregate basis and in one transaction or in a series of related transactions) to a person or entity that is not controlled by Buyer Guarantor, or (C) a merger or consolidation to which any of the Buyers (excluding Fox) (on an aggregate basis and in one transaction or in a series of related transactions) are a party if the Buyer Guarantor or any of its Subsidiaries does not have "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of more than 50% of the combined voting power of the surviving corporation's or corporations' outstanding securities (that in either case, as applicable, directly or indirectly hold the Acquired Assets) ordinarily having the right to vote at elections of directors, in each case on or prior to October 31, 2016, then Buyers shall pay to Seller Representative, on behalf of Sellers, the 2016 Max Earn-Out Amount plus any unpaid 2015 Earn-Out Amount (such payment, as applicable, referred to herein as the "Change of Control Acceleration Payment"). For the avoidance of doubt, a Change of Control Acceleration Payment shall not be triggered upon the consummation of any transactions or series of related transactions pursuant to which there is a change in control of either Buyer Guarantor or Fox or a sale or other transfer by either Buyer Guarantor or Fox of substantially all of its assets; provided, that if Chris Tutton's employment with RFE Holding (Canada) Corp. is (i) terminated without Just Cause (as such term is defined in his Employment Agreement), or (ii) if Mr. Tutton terminates his employment with Good Reason (as such term is defined in his Employment Agreement) in connection with a change in control of either Buyer Guarantor or Fox or a sale or other transfer by either Buyer Guarantor or Fox of substantially all of its assets, then the Change of Control Acceleration Payment shall be promptly paid ."
(c)    Acceleration Payments upon Breach. In the event that Chris Tutton's employment with RFE Holding (Canada) Corp. is (i) terminated without Just Cause (as such term is defined in his Employment Agreement), or (ii) if Mr. Tutton terminates his employment with Good Reason (as such term is defined in his Employment Agreement), then Buyers shall promptly pay to CA Seller, on behalf of Sellers, the 2016 Max Earn-Out Amount, plus any unpaid 2015 Max Earn-Out Amount."
(f)    Section 7.15 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
"7.15    German Utility Model Suit. Each Seller, on behalf of itself and each of its Related Persons, agrees that it shall be responsible for defending itself against the Specified Claims and that no Buyer shall be responsible for any Liability arising therefrom, including any fees and expense of attorneys or other professionals; provided, that, for the avoidance of doubt, if a Buyer is subject to a Third-Party Claim with respect to a Specified Claim for sales of "narrow-wide chain rings" that occurred prior to the Closing Date, such Buyer shall be afforded the rights and protections set forth in Section 8.7. In no event shall any Seller have an indemnity obligation in favor of Buyers with respect to a Specified Claim to the extent that such indemnify obligation (or the portion thereof) relates to product(s) sold by Buyers after the Closing Date."
3.    CA Seller and CA Seller Owners' Agreement. CA Seller and each owner of CA Seller represent and warrant to each Buyer that they have agreed to a specific dollar amount that each owner of CA Seller will receive with respect to the 2015 Max Earn-Out Amount and the 2016 Max Earn-Out Amount. Furthermore, CA Seller and each owner of CA Seller agree that under no circumstances for the fiscal year ended October 31, 2016 and thereafter shall any Buyer be required to track separately the Race Face and Easton business (including revenues, expenses, results from operations or any other metric), nor shall such owner's share of the 2016 Max Earn-Out Amount be dependent upon the results of either the Race Face or Easton business. For greater certainty and notwithstanding that the Earn-Out Amounts are payable, the Buyer will track separately the Race Face and Easton businesses for the October 31, 2015 fiscal year just ended (including revenues, expenses, and results from operations) and deliver these results to the CA Seller as soon as practicable.
4.    Conditions to Effectiveness.     This Amendment shall become effective as of the date and time at which Buyers shall have received an executed amendment to his current employment agreement from Chris Tutton and with terms and conditions reasonably satisfactory to Buyers and Mr. Tutton and consistent with their prior understanding.
5.    Meaning of "Agreement". The term "Agreement" as used in the Purchase Agreement, shall, unless otherwise specified or unless the context otherwise requires, mean and include the Purchase Agreement and this Amendment, together, it being the intent of the Parties that each of the foregoing be applied and construed as a single instrument.

6.    Ratification and Confirmation of the Purchase Agreement. The Parties do hereby ratify and reaffirm all of the terms and provisions of the Purchase Agreement, which, as amended and supplemented by this Amendment shall remain in full force and effect.
7.    Miscellaneous. Article 12 of the Purchase Agreement shall apply to this Amendment, mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CA Buyer: RFE HOLDING (CANADA) CORP., a British Columbia corporation	US BUYER: RFE HOLDING (US) CORP., a Delaware corporation
By: /s/ David Haugen Name:David Haugen Title: Vice President	By: /s/ David Haugen Name:David Haugen Title: Vice President

FOX AND BUYER REPRESENTATIVE: FOX FACTORY, INC., a California corporation	KY BUYER: FOX FACTORY IP HOLDING CORP., a Cayman Island corporation
By: /s/ Larry Enterline Name:Larry Enterline Title: CEO	By: /s/ David Haugen Name:David Haugen Title: Vice President

BUYER GUARANTOR:
FOX FACTORY HOLDING CORP., a Delaware corporation
By: /s/ John Boulton Name:John Boulton Title: Vice President

SELLERS:

1021039 B.C. LTD., a British Columbia corporation	EASTON CYCLING USA, INC., a Delaware corporation
By: /s/ Chris Tutton Name: Chris Tutton Title: President	By: /s/ Chris Tutton Name: Chris Tutton Title: President

SELLER REPRESENTATIVE:
/s/ Chris Tutton Chris Tutton, an individual residing in British Columbia

ACKNOWLEDGED AND AGREED BY THE OWNERS:

401821 BRITISH COLUMBIA LTD.

/s/ Stan Fuller
By: Stan Fuller

980109 BRITISH COLUMBIA LTD.

/s/ Christopher J. Tutton
Christopher J. Tutton

/s/ Darren Mabbot
Darren Mabbot, an individual

/s/ Derek M. Wills
Derek M. Wills, an individual